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                                                                    Exhibit 4.10

CERTIFICATE OF DESIGNATION

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           SETTING FORTH RESOLUTION CREATING A SERIES
              OF PREFERRED STOCK DESIGNATED AS 1998

               JUNIOR CONVERTIBLE PREFERRED STOCK

      ADOPTED BY THE BOARD OF DIRECTORS OF
               PETROLEUM HEAT AND POWER CO., INC.

      Pursuant to the Provisions of Section 302A.401 of the Minnesota Business Corporation Act, as amended

          We, the undersigned, JAMES BOTTIGLIERI and ALAN SHAPIRO, respectively a Vice President and Assistant Secretary of Petroleum Heat and Power Co., Inc., a Minnesota corporation (hereinafter sometimes referred to as the Corporation ), hereby certify as follows:

          FIRST: That under the Restated and Amended Articles of Incorporation of the Corporation ( Restated Articles ) the total number of authorized shares of Preferred Stock which the Corporation may issue is 5,000,000 and under said Restated Articles the Board of Directors of the Corporation ( Board ) is authorized to issue such shares of the Preferred Stock from time to time in one or more series and to determine in the resolution providing for the issuance of any series of Preferred Stock the rights and preferences of shares of such series not fixed and determined by the Restated Articles.

          SECOND: That the Board, pursuant to the authority so vested in it by the Restated Articles and in accordance with the provisions of Section 302 A.401 of the Minnesota Business Corporation Act, as amended, adopted the following resolution creating a series of Preferred Stock designated as 1998 Junior Convertible Preferred Stock ("Junior Preferred Stock"), which resolution has not been amended, modified, rescinded or revoked and is in full force and effect.

          WHEREAS, the Restated and Amended Articles of Incorporation (the Restated Articles ) of Petroleum Heat and Power Co., Inc., a Minnesota corporation (the Corporation ), authorize the issuance of 5,000,000 shares of Preferred Stock of the Corporation; and

          WHEREAS, pursuant to agreements entered into with the holders of its 10 1/8% Subordinated Notes due 2003, its 9 3/8% Subordinated Debentures due 2006, its 12 1/4% Subordinated Debentures due 2005 and its 12 7/8% Series B Exchangeable Preferred Stock due 2009, this Corporation may issue up to 1,000,000 shares of its 1998 Junior Convertible Preferred Stock,

          NOW, THEREFORE, be it, and it hereby is, resolved by the Board that a series of Preferred Stock is hereby designated 1998 Junior Convertible Preferred Stock consisting of 1,000,000 shares (the Junior Preferred Stock ), having the relative rights and preferences as set forth below:

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1. Ranking. The shares of the Junior Preferred Stock shall rank junior to the
Corporation's Class B Common Stock, the Corporation's 1989 Preferred Stock and the Corporation's Series B Exchangeable Preferred Stock, with respect to the payment of dividends and upon liquidation, dissolution, winding up or otherwise. The shares of Junior Preferred Stock shall rank pari passu with the Corporation's Class A and Class C Common Stock with respect to the payment of dividends and shall rank senior to such Class A and Class C Common Stock upon liquidation, dissolution and winding up or otherwise to the extent set forth in paragraph 4. Except as specified in the two preceding sentences and as provided in paragraph 4(b), all other series of Preferred Stock, all other classes of Preferred Stock and all other capital stock of the Corporation shall rank senior to the Junior Preferred Stock with respect to the payment of dividends or upon liquidation, dissolution, winding-up or otherwise.

2. Dividends. (a) The holders of the shares of the Junior Preferred Stock shall be entitled to receive dividends thereon when and as declared by the Board of Directors of this Corporation, out of funds legally available therefor. Dividends shall not accrue or accumulate except if and to the extent they are declared but unpaid. Accumulation of declared but unpaid dividends on any shares of the Junior Preferred Stock shall not bear interest.

3. Priority as to Dividends. (a) No dividends or other distributions (other than dividends or other distributions payable in Class A Common Stock or Class C Common Stock) shall be declared or paid or set apart for payment on the Junior Preferred Stock for any period, and no Junior Preferred Stock may be repurchased, redeemed or otherwise retired, nor may funds be set apart for payment with payment with respect thereto, unless at the time thereof (i) full cumulative dividends have been or simultaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on all Senior Securities for all quarterly dividend periods terminating on or prior to the date of payment of such dividends on the Junior Preferred Stock, (ii) an amount equal to the dividends accrued on the Senior Securities as of the date of each proposed distribution or payment on the Junior Preferred Stock has been declared and set apart in cash for payment on the Senior Securities and (iii) any redemption payment required to be made pursuant hereto on or prior to the date of payment of such dividends on the Junior Preferred Stock and all Parity Securities shall have been paid or a sum sufficient for the payment thereof set apart for such payment.

(b) No dividends or other distributions other than dividends or other distributions payable in Class A Common Stock or Class C Common Stock) shall be declared or paid or set apart for payment on the Class A Common Stock or the Class C Common Stock unless at the time there shall have been declared and paid (or declared and a sum sufficient for the payment thereof set apart) dividends on the Junior Preferred Stock.

(c) If the Corporation proposes to pay to the holders of the outstanding Junior Preferred Stock and the holders of all outstanding Parity Securities an amount less than full unpaid dividends declared thereon, then the amount actually paid shall be distributed among such holders ratably per share in proportion to the amount of such unpaid dividends. No Parity Securities may be repurchased, redeemed or otherwise retired, nor may funds be set apart for payment with respect thereto, if full unpaid dividends which have been declared have not been paid in cash on the Junior Preferred Stock.

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(d) To calculate the dividends to be paid on the Junior Preferred Stock pursuant to subparagraph (b) and (c), each share of Junior Preferred Stock shall be deemed to be the equivalent of the whole number of shares of Class A Common
Stock which the holder of such share of Junior Preferred Stock would have been entitled to receive had such share of Junior Preferred Stock been converted into Class A Common Stock pursuant to paragraph 5 on the record date for payment of such dividend.

4. Payment on Liquidation. (a) In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of the Junior Preferred Stock shall not be entitled to receive any distribution of assets of the Corporation unless there has been set aside for distribution to the holders of the Senior Securities the full amounts to which they are entitled under the Restated Articles.

(b) Subject to the payment in full to the holders of the Senior Securities of all amounts to which they are entitled under the Restated Articles, the holders of the Junior Preferred Stock shall be entitled to receive a distribution equal to $.01 per share ("Liquidation Preference"); provided, however, that if there are insufficient assets to pay the Liquidation Preference with respect to all shares of Junior Preferred Stock, then the amount actually distributed shall be paid ratably per share to the holders of the Junior Preferred Stock.

(c) Subject to the payment in full (i) to the holders of the Senior Securities of all amounts to which they are entitled under the Restated Articles and (ii) to the holders of the Junior Preferred Stock of the Liquidation Preference, the remaining assets shall be distributed ratably to the holders of the Junior Preferred Stock and the Parity Securities and each share of Junior Preferred Stock shall be deemed to be the equivalent of the number of whole shares of Class A Common Stock which the holder of such share of Junior Preferred Stock would have been entitled to receive had such share of Junior Preferred Stock been converted pursuant to paragraph 5 immediately prior to such time.

5. Conversion. (a) Shares of Junior Preferred Stock shall be convertible at the office of the transfer agent for such shares, and at such other place or places, if any, as the Board of Directors of the Corporation may designate, into fully paid and non-assessable shares of a Class A Common Stock at any time at the election of the holder subject the provisions of this paragraph. The Junior Preferred Stock shall be convertible into shares of Class A Common Stock at the rate of one share of Class A Common Stock for each share of Junior Preferred Stock ("Conversion Ratio"). The Conversion Ratio shall be subject to adjustment from time to time as hereinafter provided. No adjustment shall be made in respect of dividends on the Class A Common Stock or the Junior Preferred Stock upon conversion of shares of the Junior Preferred Stock. No fractional shares of Class A Common Stock will be issued; and a cash payment will be paid in lieu of any fractional share in an amount equal to the same fraction of the closing price of the Class A Common Stock on the business day which next precedes the day of conversion.

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(b) Before any holder of the Junior Preferred Stock shall be entitled to convert the same into Class A Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed to the Corporation or in blank, at the office of the transfer agent for such series or at such other place or places, if any, as the Board of Directors of the Corporation shall have designated, and shall give written notice to the Corporation at said office or place that he elects to convert the same and shall state in writing therein the name or names (with addresses) in which he wishes the certificate or certificates for Class A Common Stock to be issued. The Corporation, as soon as practicable thereafter, shall issue and deliver at said office or place to such holder of shares of Junior Preferred Stock, or to his nominee or nominees, certificates for the number of full shares of Class A Common Stock to which he shall be entitled as aforesaid together with cash in lieu of any fraction of a share to which he would otherwise be entitled. Shares of Junior Preferred Stock shall be deemed to have been converted as of the close of business on the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock as of the close of business on such date.

(c) The Conversion Ratio in effect at any time shall be subject to adjustment as follows: In case the Corporation shall (A) declare a dividend on the Class A Common Stock in shares of its capital stock, (B) subdivide the outstanding shares of Class A Common Stock, (C) combine the outstanding shares of Class A Common Stock into a smaller number of shares, or (D) issue by reclassification of the Class A Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) any shares of its capital stock, the Conversion Ratio in effect on the record date for such dividend or on the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Junior Preferred Stock surrendered for conversion after such time shall be entitled to receive the kind and amount of shares which such holder would have owned or have been entitled to receive had such shares of Junior Preferred Stock been converted immediately prior to such time. Such adjustment shall be made successively whenever any event listed above shall occur.

(d) In any case in which this Paragraph 5 shall require that an adjustment in the Conversion Ratio be made effective as of a record date for a specified event, the Corporation may elect to defer until the occurrence of such event the issuing to the holder of any Junior Preferred Stock converted after such record date the shares of Class A Common Stock and other shares, if any, issuable upon such exercise over and above the shares of Class A Common Stock, if any, issuable upon such exercise on the basis of the Conversion Ratio in effect prior to such adjustment; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares if any, upon the occurrence of the event requiring such adjustment.

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(e) In case of any consolidation or merger to which the Corporation is a party
(other than a consolidation or merger in which the Corporation is the continuing corporation and the Junior Preferred Stock is not changed or exchanged), or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, (any such merger, consolidation, sale or conveyance a "Transfer") there shall be no adjustment of the Conversion Ratio, but the holder of each share of Junior Preferred Stock shall have the right to convert such share into the kind and amount of shares of stock and other securities and property which such holder would have been entitled to receive upon such consolidation, merger, sale or conveyance if such holder had held the Class A Common Stock issuable upon the conversion of such share immediately prior to such consolidation, merger, sale or conveyance assuming such holder of Class A Common Stock failed to exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such Transfer. Thereafter, holders of the Junior Preferred Stock shall be entitled to appropriate adjustments with respect to their conversion rights so that the provisions set forth in this Paragraph 5 shall correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on conversion of the Junior Preferred Stock. Any such adjustment shall be approved by the Board of Directors (whose determination shall be conclusive and shall be set forth in a board resolution filed by the Corporation with the transfer agent for the Junior Preferred Stock). Notwithstanding the foregoing, if the Corporation shall participate in a transaction with Star Gas Partners LP or an entity which is controlling, controlled by or under common control with Star Gas Partners LP involving a Transfer, each share of the Junior Preferred Stock shall be exchanged for no less than .13064 Common Units of Star Gas Partners LP as equitably adjusted for dividends in the form of Units, unit splits, unit recapitalizations and like transactions ("Common Units"); provided, however, that no fractional Common Units shall be issued and in lieu of fractional Common Units, holders shall be entitled to receive a cash payment.

(f) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of the authorized but unissued shares of Class A Common Stock and the issued shares of Class A Common Stock held in its treasury, solely for the purpose of effecting the conversion of the Junior Preferred Stock, the full number of shares of Class A Common Stock then issuable upon the conversion of all the outstanding share of Preferred Stock. For the purpose of this Paragraph 5(f), the full number of shares of Class A Common Stock issuable upon the conversion of all the outstanding shares of Junior Preferred Stock shall be computed as if at the time of computation of such number of shares of Class A Common Stock all outstanding shares of Junior Preferred Stock were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the State of Minnesota, increase the authorized amount of Class A Common Stock if at any time the aggregate of the authorized amount of Class A Common Stock remaining unissued and the issued shares of Class A Common Stock held in its treasury (other than any such shares reserved for issuance in any other connection) shall not be sufficient to permit the conversion of all shares of Junior Preferred Stock at the time outstanding. If any shares of Class A Common Stock required to be reserved for issuance upon conversion of shares of Junior Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or state law before such may be issued upon such conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be so registered or approved.

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(g) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of shares of Class A Common Stock on conversion of shares of Junior Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue or transfer and delivery of shares of Class A Common Stock in a name other than that in which the shares of Junior Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(h) The registered holder of such shares of Junior Preferred Stock as the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof. A holder of Junior Preferred Stock on a dividend record date who (or whose transferee) converts shares of Junior Preferred Stock on a dividend payment date will receive the dividend payable on such Junior Preferred by the Corporation on such date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Junior Preferred Stock for conversion.

6. Required Conversion. (a) On and after April 1, 1999, the Corporation may elect to require the conversion of all, but not less than all, of the Junior Preferred Stock into Class A Common Stock at the Conversion Ratio at the time in effect plus a payment in cash equal to all declared and unpaid dividends to the date fixed for conversion. Notice of such conversions specifying the date fixed for conversion (the "Conversion Date"), the Conversion Ratio and the place where shares of Junior Preferred Stock are to be surrendered plus the amount of any cash to be paid with respect to declared and unpaid dividends shall be mailed, postage prepaid at least thirty but not more than 45 days prior to the Conversion Date to the holders of record of Junior Preferred Stock at their addresses as the same shall appear on the books of the Corporation's transfer agent for Junior Preferred Stock. If such Conversion Notice shall have been so mailed and if on or before the Conversion Date all shares of Class A Common Stock and all cash necessary to effect the conversion have been set aside by the Corporation, so as to be and continue to be available therefore, then on and after the Conversion Date, notwithstanding that any certificate for Junior Preferred Stock shall not have been surrendered for cancellation, the shares of Junior Preferred Stock represented hereby shall be deemed to be no longer outstanding, the right to receive dividends thereon shall cease and terminate, and the only right of the holders thereof shall be to receive shares of Class A Common Stock and the cash payment, if any, to which such holder may be entitled upon surrender of the certificate representing such Junior Preferred Stock.

(b) Junior Preferred Stock may be beneficially owned only by a holder who acquired such Junior Preferred Stock from the Corporation (a "Direct Acquirer") and when beneficial ownership of any share of Junior Preferred Stock is transferred by a Direct Acquirer, such share of Junior Preferred Stock shall be immediately converted into shares of Class A Common Stock at the Conversion Ratio then in effect.

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(c) No fraction of shares of Class A Common Stock will be issued pursuant to a conversion pursuant to this Paragraph 6; and a cash payment will be made in lieu of any fractional share in an amount equal to the same fraction of the closing price of the Class A Common Stock as reported on the principal exchange or market in which the Class A Common Stock shall then trade (i) in the case of a conversion pursuant to subparagraph 6(a), on the date the notice of conversion is first mailed to holders and (ii) in all other cases, such date as the Board of Directors may reasonably select.

7. Voting Holders of the Junior Preferred Stock shall not been titled to any voting rights with respect to the Junior Preferred Stock, except as required by the laws of the State of Minnesota. On all matters upon which holders of the Junior Preferred Stock are entitled to vote or give their consent, each such holder shall been titled to one vote per each share of the Junior Preferred Stock held by such holder.

8. Certain Definitions. "Parity Securities" means the Class A and Class C Common Stock of the Corporation and each other Class of Common Stock of the Corporation, other than Class B Common Stock. "Senior Securities" means the 1989 Preferred Stock, the 12 7/8% Series B Exchangeable Preferred Stock, the Class B Common Stock and each other series or class of Preferred Stock.